UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2025

PLIANT THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39303	47-4272481
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 Oyster Point Blvd., South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 481-6770

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PLRX	The Nasdaq Stock Market LLC
Series A Junior Participating Preferred Purchase Rights	N/A	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement

On October 14, 2025, Pliant Therapeutics, Inc. (the “Company”) completed a voluntary prepayment of $32.4 million, representing all outstanding principal, accrued and unpaid interest, fees, costs and expenses (the “Payoff Amount”) under the Amended and Restated Loan and Security Agreement (the “Loan Agreement”) dated as of March 11, 2024 among the Company, Oxford Finance LLC, as collateral agent, and the lenders listed on Schedule 1.1 thereof or otherwise a party thereto. Upon receipt by Oxford of the Payoff Amount on October 14, 2025, all obligations, covenants, debts and liabilities of the Company under the Loan Agreement were satisfied and discharged in full, and the Loan Agreement and all other documents entered into in connection with the Loan Agreement were terminated.

The Loan Agreement provided for a series of term loans up to an aggregate principal of $150 million (the “Term Loans”). Under the Loan Agreement, the Company borrowed $30 million. The Term Loans accrued interest at a floating per annum rate to the greater of the 1-month term Secured Overnight Financing Rate and 3.5% plus 5.25%, subject to an agreed upon floor of 8.75%. Beginning on July 1, 2028, the Company was required to repay the Term Loans in consecutive equal monthly payments of principal, together with applicable interest, in arrears.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PLIANT THERAPEUTICS, INC.

Date: October 20, 2025	By:	/s/ Keith Cummings
Keith Cummings, M.D., MBA
Chief Financial Officer